UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2016

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36646	46-1047971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Dumbarton Circle
Fremont, CA 94555
(Address of principal executive offices)

(510) 456-3800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

Effective November 17, 2016, Asterias Biotherapeutics, Inc. ("Asterias" or the "Company") appointed Ryan D. Chavez as the Company’s Chief Financial Officer.  Mr. Chavez will also retain his role as General Counsel.  Mr. Chavez was previously the Company’s Executive Vice President of Finance and General Counsel.

The Company and Mr. Chavez have previously entered into an employment agreement (the "Employment Agreement") in connection with his employment as  the Company's Executive Vice President of Finance and General Counsel, which provides for an annual base salary of $330,000 and a grant of stock options to purchase 380,000 shares of the Company's common stock at an exercise price of $2.91 per share (which was the closing price of the Company's common stock on the trading day immediately preceding Mr. Chavez’s commencement of employment). Subject to Mr. Chavez’s continued service with the Company, one quarter of the stock options vest upon the completion of 12 full months of Mr. Chavez’s continuous service with the Company and the balance of the options vest in 36 equal monthly installments commencing on the first anniversary of the date of the grant.  In addition, Mr. Chavez is eligible for an annual Bonus Opportunity up to 40% of his base salary (the "Bonus Opportunity").  The Company's Board of Directors (the “Board”), or its Compensation Committee, has absolute discretion in determining whether and to what extent any payment under the Bonus Opportunity are to be made based on performance criteria that the Board, or its Compensation Committee, may determine from time to time.

The Employment Agreement contains provisions entitling him to severance benefits under certain circumstances.  If the Company terminates Mr. Chavez's employment without “Cause” as those terms are defined in the Employment Agreement, he will be entitled to severance benefits.  If Mr. Chavez has been employed by the Company for one year or less, his severance benefits will include payment of six months base salary.  If Mr. Chavez is employed with the Company for more than one year, his severance benefits will include payment of 12 months base salary and accelerated vesting of 50% of unvested stock options previously granted.

If Mr. Chavez's employment is terminated without “Cause” within 12 months within a Change of Control, his severance benefits will include payment of 100% of his base salary and accelerated vesting of all unvested stock options previously granted.

The foregoing is a summary only and does not purport to be a complete description of all of the terms and provisions relating to the Employment Agreement and is subject to and qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Prior to joining the Company, Mr. Chavez, 40, was Vice President and General Counsel of Mallinckrodt plc’s Autoimmune and Rare Disease Division. Before joining Mallinckrodt in August 2014, Mr. Chavez served as Associate General Counsel at Questcor Pharmaceuticals, Inc. Prior to joining Questcor in October 2012, he worked at the law firms of Stradling, Yocca, Carlson & Rauth and Rutan & Tucker. Previously, Mr. Chavez served in various financial roles at General Electric Co. He earned his J.D., magna cum laude, from Chapman University School of Law and his B.A. with honors and distinction from Stanford University.

Mr. Chavez is replacing Russell Skibsted, the previous Chief Financial Officer of Asterias, who as of November 17, 2016,  no longer holds any positions with the Company.

Item 9.01	Financial Tables and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement of Ryan D. Chavez, dated July 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: November 17, 2016	By:	/s/ Stephen L. Cartt
President and Chief Executive Officer